EXHIBIT 5.1
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                         [PARKER CHAPIN LLP LETTERHEAD]



                                  May 22, 2000

DRYCLEAN USA, Inc.
290 N.E. 68th Street
Miami, Florida 33138

                  RE:      1994 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
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Dear Sir or Madam:

                  We have acted as counsel to DRYCLEAN USA, Inc. (the "Company") in connection with its Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to the offering of up to 100,000 shares of its common stock, par value $.025 per share (the "Common Stock"), to non-employees directors of the Company upon the exercise of options which have been, or may from time to time be, granted by the Company under the Company's 1994 Non-Employee Director Stock Option Plan (the "Plan"), and such additional indeterminate number of shares of Common Stock as may be issued under the anti-dilution provisions of the Plan.

                  In rendering the opinions expressed below, we have examined the Certificate of Incorporation of the Company, as amended, the By-laws of the Company, as amended, and minutes of the corporate proceedings of the Company relating to the Plan. In addition, we have examined and relied upon such other matters of law, certificates and examinations of public officials as we have deemed relevant to the rendering of this opinion. We have also examined each option contract entered into in respect of options granted to date under the Plan, as well as the form of option contract which the Company has advised us is the form of option contract to be used by it under the Plan. In all of our examinations, we have assumed the accuracy of all information furnished to us, the genuineness of all documents, the conformity to originals of all documents submitted to us as certified, conformed, facsimile or photostatic copies thereof, as well as the genuineness of all signatures on all such documents.


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                  Our opinion is limited to the date hereof and we do not in any event undertake to advise you of any facts or circumstances occurring or coming to our attention subsequent to the date hereof.

                  Finally, we are counsel admitted to practice only in the State of New York, and we express no opinions as to the applicable laws of any jurisdiction other than those of the State of New York, the Delaware General Corporation Law and the United States of America.

                  Based upon and subject to the foregoing, we are of the opinion that the shares of the Company's Common Stock issued pursuant to the exercise of an option granted under the Plan are, and those to be issued pursuant to the exercise of options granted or to be granted under the Plan will be when issued pursuant to the provisions of the Plan, legally issued, fully paid and non-assessable.

                  Lloyd Frank, a member of this firm, is Secretary, a director and a stockholder of the Company and his wife is a stockholder of the Company. Mr. Frank also holds options to purchase shares of the Company's Common Stock. Richard A. Rubin, also a member of this firm, is a stockholder of the Company.

                  We consent to the filing of a copy of this opinion as an exhibit to the Company's Registration Statement with respect to the Plan.

                                                     Very truly yours,


                                                     /s/ PARKER CHAPIN LLP